SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                              ---------------

                                SCHEDULE 13G
                               (RULE 13D-102)

               INFORMATION TO BE INCLUDED IN STATEMENTS FILED
           PURSUANT TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS
                     THERETO FILED PURSUANT TO 13D-2(B)
                             (AMENDMENT NO. 4)


                               GUESS ?, INC.
------------------------------------------------------------------------------
                              (NAME OF ISSUER)


                                COMMON STOCK
------------------------------------------------------------------------------
                       (TITLE OF CLASS OF SECURITIES)


                                401617 10 5
------------------------------------------------------------------------------
                               (CUSIP Number)

                              ---------------




CUSIP NO. 401617 10 5         SCHEDULE 13G           PAGE  2  OF    19   PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
       Maurice Marciano

------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
       Group membership is acknowledged for purposes of                (b) |X|
       making a group filing pursuant to Rule 13d-1(k)(1) only

------------------------------------------------------------------------------
3      SEC USE ONLY

------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Republic of France

------------------------------------------------------------------------------
     NUMBER OF          5     SOLE VOTING POWER
       SHARES                 15,556,395
    BENEFICIALLY        ------------------------------------------------------
      OWNED BY          6     SHARED VOTING POWER
        EACH                  741,886
     REPORTING
       PERSON           ------------------------------------------------------
        WITH            7     SOLE DISPOSITIVE POWER
                              15,556,395

                        ------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER
                              741,886

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       16,298,281

------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                    |X|

------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       37.4%

------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
       IN
------------------------------------------------------------------------------



CUSIP NO. 401617 10 5            SCHEDULE 13G        PAGE  3  OF    19   PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
       Paul Marciano

------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
       Group membership is acknowledged for purposes of                (b) |X|
       making a group filing pursuant to Rule 13d-1(k)(1) only

------------------------------------------------------------------------------
3      SEC USE ONLY

------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Republic of France

------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               12,287,947
    BENEFICIALLY       ------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH                637,034
     REPORTING
       PERSON          ------------------------------------------------------
        WITH           7    SOLE DISPOSITIVE POWER
                            12,287,947
                       ------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
                            637,034

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       12,924,981

------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                   |X|

------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       29.7%

------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
       IN
------------------------------------------------------------------------------



CUSIP NO. 401617 10 5           SCHEDULE 13G         PAGE  4  OF    19   PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
       Armand Marciano

------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
       Group membership is acknowledged for purposes of             (b) |X|
       making a group filing pursuant to Rule 13d-1(k)(1) only

------------------------------------------------------------------------------
3      SEC USE ONLY

------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Republic of France

------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               6,220,957
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH                -0-
     REPORTING
       PERSON          -------------------------------------------------------
        WITH           7    SOLE DISPOSITIVE POWER
                            6,220,957

                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
                            -0-

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       6,220,957

------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                   |X|

------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       14.3%

------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
       IN
------------------------------------------------------------------------------



CUSIP NO. 401617 10 5             SCHEDULE 13G       PAGE  5  OF    19   PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
       Gary W. Hampar

------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
       Group membership is acknowledged for purposes of               (b) |X|
       making a group filing pursuant to Rule 13d-1(k)(1) only

------------------------------------------------------------------------------
3      SEC USE ONLY

------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States

------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               -0-
    BENEFICIALLY       ------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH                637,034
     REPORTING
       PERSON          ------------------------------------------------------
        WITH           7    SOLE DISPOSITIVE POWER
                            -0-

                       ------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
                            637,034

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       637,034

------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                   |X|

------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       1.5%

------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
       IN
------------------------------------------------------------------------------



CUSIP NO. 401617 10 5          SCHEDULE 13G         PAGE  6  OF    19   PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
       Joseph H. Sugerman

------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
       Group membership is acknowledged for purposes of              (b) |X|
       making a group filing pursuant to Rule 13d-1(k)(1) only

------------------------------------------------------------------------------
3      SEC USE ONLY

------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States

------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               -0-
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH                473,851
     REPORTING
       PERSON          -------------------------------------------------------
        WITH           7    SOLE DISPOSITIVE POWER
                            -0-

                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
                            473,851

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       473,851

------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                         |X|

------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       1.1%

------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
       IN
------------------------------------------------------------------------------



CUSIP NO. 401617 10 5          SCHEDULE 13G         PAGE  7  OF    19   PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
       Marc E. Petas

------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
       Group membership is acknowledged for purposes of             (b) |X|
       making a group filing pursuant to Rule 13d-1(k)(1) only

------------------------------------------------------------------------------
3      SEC USE ONLY

------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States

------------------------------------------------------------------------------
     NUMBER OF          5     SOLE VOTING POWER
       SHARES                 -0-
    BENEFICIALLY        ------------------------------------------------------
      OWNED BY          6     SHARED VOTING POWER
        EACH                  269,535
     REPORTING          ------------------------------------------------------
       PERSON           7     SOLE DISPOSITIVE POWER
        WITH                  -0-
                        ------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER
                              269,535

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       269,535

------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                              |X|

------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.6%

------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
       IN
------------------------------------------------------------------------------

                                                         Page 8 of 19 pages


                                   SCHEDULE 13G

    This Amendment No. 4 (the "Amendment No. 4") amends and supplements the Statement on Schedule 13G, dated February 14, 1997, as amended by Amendment No. 1, dated February 17, 1998, Amendment No. 2, dated February 12, 1999, and Amendment No. 3, dated February 10, 2000 (the "Schedule 13G"), relating to shares of the common stock, $.01 par value per share (the "Shares"), of Guess ?, Inc., a Delaware corporation (the "Issuer"). Pursuant to Rule 13d-2 of Regulation 13D-G promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the undersigned hereby file this Amendment No. 4 on behalf of Maurice Marciano, Paul Marciano, Armand Marciano, Gary W. Hampar, Joseph H. Sugerman and Marc E. Petas.

    Unless otherwise indicated, each capitalized term used but not otherwise defined herein shall have the meaning assigned to such term in the Schedule 13G.

ITEM 4.  OWNERSHIP.

    Item 4 is hereby amended and supplemented as follows:

(a) Maurice Marciano beneficially owns 16,298,281 shares of Common Stock as follows: 15,456,395 shares held indirectly as sole trustee of the Maurice Marciano Trust; 10,000 shares held indirectly as sole advisor of the Maurice Marciano 1990 Children's Trust; 462,351 shares held indirectly as co-trustee of the Paul Marciano 1996 Grantor Retained Annuity Trust; 269,535 shares held indirectly as co-trustee of the Armand Marciano 1996 Grantor Retained Annuity Trust; 90,000 shares held indirectly as president of the Maurice Marciano Family Foundation; and 10,000 shares held by his wife.

    Paul Marciano beneficially owns 12,924,981 shares of Common Stock as follows: 12,287,947 shares held indirectly as sole trustee of the Paul Marciano Trust; and 637,034 shares held indirectly as co-trustee of the Maurice Marciano 1996 Grantor Retained Annuity Trust.

    Armand Marciano beneficially owns 6,220,957 shares of Common Stock as follows: 6,215,957 shares held indirectly as sole trustee of the Armand Marciano Trust; 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Anastasia; 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Francisca; 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Harrison; 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Dominique; and 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Julien.

    Gary W. Hampar beneficially owns 637,034 shares of Common Stock held indirectly as co-trustee of the Maurice Marciano 1996 Grantor Retained Annuity Trust.


                                                             Page 9 of 19 pages


    Joseph H. Sugerman beneficially owns 473,851 shares of Common Stock as follows: 462,351 shares held indirectly as co-trustee of the Paul Marciano 1996 Grantor Retained Annuity Trust; 4,000 shares held indirectly as co-trustee of The Joseph Sugerman Target Benefit Trust; 1,000 shares held indirectly as co-trustee of The Joseph Sugerman Living Trust; 3,500 shares held indirectly as co-trustee of The Joseph Sugerman Retirement Trust; 1,500 shares held indirectly as co-trustee of The Arnold Sugerman Trust; and 1,500 shares held indirectly as co-trustee of The Arnold Sugerman Trust, NDS.

    Marc E. Petas beneficially owns indirectly 269,535 shares of Common Stock as co-trustee of the Armand Marciano 1996 Grantor Retained Annuity Trust.

(b) The 16,298,281 shares beneficially owned by Maurice Marciano represent 37.4% of the outstanding shares of the Common Stock. The 12,924,981 shares beneficially owned by Paul Marciano represent 29.7% of the outstanding shares of the Common Stock. The 6,220,957 shares beneficially owned by Armand Marciano represent 14.3% of the outstanding shares of the Common Stock. The 637,034 shares beneficially owned by Gary W. Hampar represent 1.5% of the outstanding shares of the Common Stock. The 473,851 shares beneficially owned by Joseph H. Sugerman represent 1.1% of the outstanding shares of the Common Stock. The 269,535 shares beneficially owned by Marc E. Petas represent 0.6% of the outstanding shares of the Common Stock.

    Percentage ownership of the Common Stock is based on 43,539,327 shares of Common Stock, which represents the number of outstanding shares of Common Stock as reported in the Issuer's Form 10-Q for the quarter ended September 30, 2000.

(c) Maurice Marciano has (i) sole voting power with respect to 10,000 shares held indirectly as sole advisor of the Maurice Marciano 1990 Children's Trust, 15,456,395 shares held indirectly as sole trustee of the Maurice Marciano Trust and 90,000 shares held indirectly as president of the Maurice Marciano Family Foundation, except for the restrictions on voting described in Item 8 of Schedule 13G; (ii) shared voting power with respect to 462,351 shares held indirectly as co-trustee of the Paul Marciano 1996 Grantor Retained Annuity Trust, 10,000 shares held by his wife and 269,535 shares held indirectly as co-trustee of the Armand Marciano 1996 Grantor Retained Annuity Trust;
    (iii) sole dispositive power with respect to 10,000 shares held indirectly as sole advisor of the Maurice Marciano 1990 Children's Trust, 15,456,395 shares held indirectly as sole trustee of the Maurice Marciano Trust and 90,000 shares held indirectly as president of the Maurice Marciano Family Foundation, except for the rights of first refusal described in Item 8 of Schedule 13G; and (iv) shared dispositive power with respect to 462,351 shares held indirectly as co-trustee of the Paul Marciano 1996 Grantor Retained Annuity Trust, 10,000 shares held by his wife and 269,535 shares held indirectly as co-trustee of the Armand Marciano 1996 Grantor Retained Annuity Trust.


                                                           Page 10 of 19 pages


    Paul Marciano has (i) sole voting power with respect to 12,287,947 shares held indirectly as sole trustee of the Paul Marciano Trust, except for the restrictions on voting described in Item 8 of Schedule 13G; (ii) shares voting power with respect to 637,034 shares held indirectly as co-trustee of the Maurice Marciano 1996 Grantor Retained Annuity Trust; (iii) sole dispositive power with respect to 12,287,947 shares held indirectly as sole trustee of the Paul Marciano Trust, except for the rights of first refusal described in Item 8 of Schedule 13G; and (iv) shared dispositive power with respect to 637,034 shares held indirectly as co-trustee of the Maurice Marciano 1996 Grantor Retained Annuity Trust.

    Armand Marciano has (i) sole voting power with respect to 6,215,957 shares held indirectly as sole trustee of the Armand Marciano Trust, 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Anastasia, 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Francisca, 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Harrison, 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Dominique, and 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Julien, except for the restrictions on voting described in Item 8 of Schedule 13G; (ii) no shared voting power with respect to any shares; (iii) sole dispositive power with respect to 6,215,957 shares held indirectly as sole trustee of the Armand Marciano Trust, 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Anastasia, 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Francisca, 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Harrison, 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Dominique, and 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Julien, except for the rights of first refusal described in Item 8 of Schedule 13G; and
    (iv) no shared dispositive power with respect to any shares.

    Gary W. Hampar has (i) no sole voting power with respect to any shares;
    (ii) shared voting power with respect to 637,034 shares held indirectly as co-trustee of the Maurice Marciano 1996 Grantor Retained Annuity Trust; (iii) no sole dispositive power with respect to any shares; and
    (iv) shared dispositive power with respect to 637,034 shares held indirectly as co-trustee of the Maurice Marciano 1996 Grantor Retained Annuity Trust.

    Joseph H. Sugerman has (i) no sole voting power with respect to any shares; (ii) shared voting power with respect to 462,351 shares held indirectly as co-trustee of the Paul Marciano 1996 Grantor Retained Annuity Trust, 4,000 shares held indirectly as co-trustee of The Joseph Sugerman Target Benefit Trust, 1,000 shares held indirectly as co-trustee of The Joseph Sugerman Living Trust, 3,500 shares held indirectly as co-trustee of The Joseph Sugerman Retirement Trust, 1,500 shares held indirectly as co-trustee of The Arnold Sugerman Trust, and 1,500 shares held indirectly as co-trustee of The Arnold Sugerman Trust, NDS; (iii) no sole dispositive power with respect to any shares; and (iv) shared dispositive power with respect to 462,351 shares held indirectly as co-trustee of the Paul Marciano 1996 Grantor Retained Annuity Trust, 4,000 shares held indirectly as co-trustee of The
    Joseph Sugerman Target Benefit Trust, 1,000 shares held indirectly as co-trustee of The Joseph Sugerman Living Trust, 3,500 shares held indirectly as co-trustee of The Joseph Sugerman Retirement Trust, 1,500 shares held indirectly as co-trustee of The Arnold Sugerman Trust, and 1,500 shares held indirectly as co-trustee of The Arnold Sugerman Trust, NDS.

    Marc E. Petas has (i) no sole voting power with respect to any shares;
    (ii) shared voting power with respect to 269,535 shares held indirectly as co-trustee of the Armand Marciano 1996 Grantor Retained Annuity Trust; (ii) no sole dispositive power with respect to any shares; and
    (iv) shared dispositive power with respect to 269,535 shares held indirectly as co-trustee of the Armand Marciano 1996 Grantor Retained Annuity Trust.



                                                           Page 11 of 19 pages


                                 SIGNATURE


               After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 13, 2001                        Maurice Marciano


                                         By: /s/ Maurice Marciano
                                             ---------------------------------
                                             Maurice Marciano


                                                        Page 12 of 19 pages


                                 SIGNATURE


        After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

February 13, 2001                                Paul Marciano


                                                 By: /s/ Paul Marciano
                                                     ------------------------
                                                     Paul Marciano


                                                        Page 13 of 19 pages


                                 SIGNATURE


        After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 13, 2001                              Armand Marciano


                                               By: /s/ Armand Marciano
                                                   --------------------------
                                                   Armand Marciano



                                                        Page 14 of 19 pages


                                 SIGNATURE


        After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 13, 2001                                  Gary W. Hampar


                                                   By:  /s/ Gary W. Hamper
                                                        ---------------------
                                                        Gary W. Hamper



                                                        Page 15 of 19 pages


                                 SIGNATURE


        After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 13, 2001                           Joseph H. Sugerman


                                            By:  /s/ Joseph H. Sugerman
                                                 ---------------------------
                                                 Joseph H. Sugerman



                                                        Page 16 of 19 pages


                                 SIGNATURE


        After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 13, 2001                           Marc E. Petas


                                            By:  /s/ Marc E. Petas
                                                 --------------------------
                                                 Marc E. Petas




                                                        Page 17 of 19 pages


                               EXHIBIT INDEX


    Exhibit
    Number                            Title                             Page
    ------                            -----                             ----

       1            Joint Filing Agreement among the                     19
                    Reporting Persons pursuant to Rule
                    13d-1(k)(1).



                                                        Page 18 of 19 pages


                                                                  EXHIBIT 1

                           JOINT FILING AGREEMENT

           The undersigned hereby agree that the Statement on Schedule 13G, dated February 14, 1997 (the "Schedule 13G"), with respect to the common stock, par value $.01 per shares, of Guess ?, Inc., is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitutes one and the same instrument.

           IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 14th day of February, 1997.


                                  /s/ Maurice Marciano
                                  ----------------------------------------
                                  Maurice Marciano


                                  /s/ Paul Marciano
                                  ----------------------------------------
                                  Paul Marciano


                                  /s/ Armand Marciano
                                  ----------------------------------------
                                  Armand Marciano


                                  /s/ Gary W. Hampar
                                  ----------------------------------------
                                  Gary W. Hampar


                                  /s/ Joseph H. Sugerman
                                  -----------------------------------------
                                  Joseph H. Sugerman


                                  /s/ Marc E. Petas
                                  -----------------------------------------
                                  Marc E. Petas